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                    WINTHROP, STIMSON, PUTNAM & ROBERTS

                           ONE BATTERY PARK PLAZA
                          NEW YORK, NY 10004-1490

                          TELEPHONE: 212-858-1000
                           TELEFAX: 212-858-1500


                             October 27, 2000


Laclede Gas Company
720 Olive Street
St. Louis, Missouri 63101




               Re:  Agreement and Plan of Merger and
                    Reorganization by and among Laclede Gas
                    Company, The Laclede Group, Inc. and
                    Laclede Acquisition Inc.
                    ------------------------

Ladies and Gentlemen:

     We have acted as special counsel for Laclede Gas Company, a Missouri corporation ("Laclede"), in connection with the proposed merger and reorganization by and among Laclede, The Laclede Group, Inc., a Missouri corporation and wholly-owned subsidiary of Laclede ("Holdings"), Laclede Acquisition Inc., a Missouri corporation and a wholly-owned subsidiary of Holdings ("Acquisition"), with Laclede surviving as a subsidiary of Holdings (the "Merger"). In connection with the Merger, Holdings has filed a registration statement on Form S-4 (as it may be amended, the "Registration Statement") with the United States Securities and Exchange Commission (the "Commission").

     On the basis of the foregoing and upon consideration of applicable law, subject to the qualifications stated therein, we are of the opinion that the discussion of U.S. federal income tax considerations set forth under the caption Proposal 3: REORGANIZATION OF LACLEDE GAS COMPANY - Federal income tax consequences" in the proxy statement/prospectus that forms a part of the Registration Statement (the "Proxy Statement/Prospectus"), insofar as they relate to provisions of U.S. federal income tax law, are, as of the date hereof, taken as a whole, accurate in all material respects.

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     This opinion is limited to the federal income tax laws of the United
States and does not consider the effects of any foreign, state or local laws or any United States federal laws other than those pertaining to income tax.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under "PROPOSAL 3:
REORGANIZATION OF LACLEDE GAS COMPANY - Federal income tax consequences" in the Proxy Statement/Prospectus. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

                              Very truly yours,


                              /s/ Winthrop, Stimson, Putnam & Roberts